Exhibit 10.12

Parsons Corporation

Non-Employee Director Compensation Policy

(As of April 15, 2019)

Non-Employee Director Compensation	Fee	Frequency of Payment
Cash Compensation

Retainer

Includes compensation for all the duties of a non-employee director, including attendance at regular, scheduled Board meetings and attendance by Committee members at Committee meetings held on regular, scheduled Board of Directors (“Board”) activity days.

	$25,000 per quarter, or any portion of a quarter	Quarterly
Retainer for Committee Chairs • Audit • Compensation • Nominating and Governance	$5,000 $4,500 $3,750	Quarterly
Retainer for Committee Members • Audit • Executive* • Compensation • Nominating and Governance	$2,875 $2,875 $2,000 $2,000	Quarterly
Retainer for Lead Independent Director	$8,750	Quarterly
Special Meeting Fees • Meetings in addition to and occurring on a day other than those days regularly scheduled for Board activity	In person: $2,000 Telephonic: $1,000	Per meeting
Long-Term Incentive Compensation

For the period from Jan 1, 2019 until the Effective Date (as defined in the Parsons Corporation Incentive Award Plan (the “2019 Plan”)):

Share Value Retirement Plan (the “SVRP”)

$160,000 annual target value

Retirement units credited quarterly, in arrears, to participant’s retirement account during active service, through Parsont’s anticipated initial public offering (“IPO”).

Credit calculated by dividing the monthly target dollar amount by the share valuation in effect as of the first of each month, with rounding up of a fractional share unit.

Account Balance upon IPO: Assumes unit values (account balances) based on Parsons’ stock price. Determination of the Share Value (as defined in the SVRP) at the scheduled payout date, for calculation of the cash payout, will be based on the 60 trading day weighted average price of Parsons’ common stock, up to and including the last day of the deferral period.

	$40,000 in the form of phantom share units	Quarterly credit of units to retirement account

*Executive Committee Annual Retainer of $11,500 effective until project Lightyear is completed.

For the period from and after the Effective Date:

2019 Plan

On the first day of each calendar quarter occurring prior to the first annual shareholders’ meeting following the Effective Date, each non-employee director will be granted such number of restricted stock units as is equal to (1) $40,000 (or, if applicable, such prorated amount for the portion of the calendar quarter in which the Effective Date occurs following the Effective Date if an allocation was made under the SVRP for the portion of such quarter prior to the Effective Date) divided by (2) the 60 trading day weighted average of Parsons’ common stock, up to and including grant date, rounded up to the nearest whole share. In the case where there is not yet 60 days of trading activity, value will be determined using available trading day weighted average of Parsons’ common stock at the time of grant.

From and after the first annual shareholders’ meeting following the Effective Date, on the date of each annual shareholders’ meeting, each non-employee director will be granted such number of restricted stock units as is equal to (1) the annual target target dollar amount (plus, with respect to the first annual shareholders’ meeting following the Effective Date, a prorated quarterly target dollar amount for the portion of the calendar quarter in which such meeting occurs preceding the date of such meeting), divided by (2) the 60 trading day weighted average of Parsons’ common stock, up to and including grant date, rounded up to the nearest whole share.

The restricted stock units will vest on the first anniversary of the date of grant. The restricted stock units will also vest upon a Change in Control (as defined in the 2019 Plan), or a non-employee director’s death or disability, where disability shall mean an illness or other incapacitation which the Board determines is not a Section 409A Disability, but precludes such non-employee director from fully discharging his or her responsibilities as a member of the Board. “Section 409A Disability” means, with respect to any non-employee director, a disability as defined in Treasury Regulation Section 1.409A-3(i)(4)(i), as such term is defined in Section 409A of the Internal Revenue Code.

Restricted stock unit award agreements will permit deferrals of the restricted stock unit awards on terms to be determined by the Board.

The awards described above shall be granted under and shall be subject to the terms and provisions of the 2019 Plan, and shall be granted subject to the execution and delivery of award agreements in substantially the forms previously approved by the Board.

$160,000 in the form of restricted stock units	Annual

Director Fee Deferral Plan

Each non-employee director is entitled annually to defer part or all of the retainer fee(s)

Post-retirement distribution options include lump sum, or annual payments over 5 or 10 years, beginning January following departure.

*Executive Committee Annual Retainer of $11,500 effective until project Lightyear is completed.

Director Liability Insurance

Named beneficiary when acting in capacity as director, under two Parsons Corporation insurance policies:

•   Directors and Officers Liability Insurance policy - $50 million aggregate coverage

•   Directors and Officers Fiduciary Liability Insurance policy - $35 million aggregate coverage

Travel Accident Policy $500,000 (aggregate $5 million for Board per event)

Travel Costs

Travel will be reimbursed based on the following guidelines, with receipts required for expense items > $25:

•   AIR TRAVEL: Domestic, First Class; International, Business Class

•   GROUND TRANSPORTATION: Rail, bus, taxi, parking, tolls, rental cars, and mileage at the IRS standard mileage rate

•   LODGING COSTS: As required for attending scheduled meetings. Saturday night stay-over costs reimbursed if air-fare savings exceed the costs of lodging and meals and incidentals. All expenses incurred with add-on/personal travel (travel either before or after board meetings that is scheduled at the sole discretion of the director) are the responsibility of the traveler.

•   SPOUSE/SIGNIFICANT OTHER TRAVEL: At the discretion and sole expense of the director. Ground transportation and meal costs for those functions that are designated as social functions will be reimbursable by Parsons.

Compensation Limits

Notwithstanding anything to the contrary in this Policy, all compensation payable under this Policy will be subject to any limits on the maximum amount of non-employee director compensation set forth in the 2019 Plan, as in effect from time to time.

General

The cash and long-term incentive compensation described in this Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of Parsons or any parent or subsidiary of Parsons who is entitled to receive such cash or long-term incentive compensation, unless such non-employee director declines the receipt of such cash or equity compensation by written notice to Parsons. This Policy shall remain in effect until it is revised or rescinded by further action of the Board. This Policy may be amended, modified or terminated by the Board at any time in its sole discretion.

For the avoidance of doubt, the share numbers in this Policy shall be subject to adjustment as provided in the 2019 Plan, if applicable, including with respect to any stock dividend effected on or prior to the Effective Date.

*Executive Committee Annual Retainer of $11,500 effective until project Lightyear is completed.